Exhibit 99.1

In re Washington Mutual, Inc., et al.

Case No. 08-12229 (MFW)

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor’s Name: Washington Mutual, Inc., et al	Bank: Various

Bankruptcy Number: 08-12229 (MFW)	Account Number: Various

Date of Confirmation: February 23, 2012	Account Type: Various

Reporting Period (month/year):     April 1, 2019 through June 30, 2019

Beginning Cash Balance:	$29,696,838
All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:
Cash Sales / Interest:	$172,376
Collection of Accounts Receivable:	$0
Proceeds from Litigation / Settlement:	$0
Sale of Debtor’s Assets:	$0
Other Cash Receipts /Transfers:	$40,512
Total of cash received:	$212,888
Total of cash available:	$29,909,726

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:
Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:	$6,673
Disbursements made pursuant to the administrative claims of bankruptcy professionals:	$1,376,608
All other disbursements made in the ordinary course:	$879,547
Total Disbursements	$2,262,828
Maturity (Purchase) of Short-term Investments as allowed by U.S.C. Section 345(b) and the Liquidating Trust Agreement	$0
Ending Cash Balance:	$27,646,898

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

7/31/19	/s/ John Maciel	Chief Financial Officer
Date	Name/Title

WMI Liquidating Trust

June 2019 Quarterly Summary Report — UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements—Quarterly

4	Schedule of Cash Receipts and Disbursements—Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

11	Rollforward of Liquidating Trust Interests

12	Next Dollar Analysis — June 30, 2019

13	Rollforward of Disputed Claims Reserve

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from April 1, 2019 through June 30, 2019, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2). This Quarterly Summary Report is limited in scope, covers only a limited time period, and is not intended to serve as a basis for investment in any security of any issuer. This Quarterly Summary Report was prepared in accordance with liquidation basis accounting. The financial data reflected in this document is not audited or reviewed by an independent registered public accounting firm and is subject to future adjustment and reconciliation. Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”). Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results. This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code with the Bankruptcy Court. Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets. Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order, dated February 23, 2012 (the “Confirmation Order”) [D.I. 9759]. After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”). WMI emerged on the Effective Date as a newly reorganized company, WMIH Corp. (formerly known as WMI Holdings Corp, “Reorganized WMI”).1

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of a liquidating trust agreement, dated March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and Delaware Trust Company (formerly known as CSC Trust Company of Delaware) as the Delaware resident trustee (the “Resident Trustee”) (as amended, the “Liquidating Trust Agreement”). On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed. The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement. The Trust had an initial term of three years from the Effective Date, subject to extension for up to an additional three (3) years (subject to certain limited exceptions) with the approval of the Bankruptcy Court. On January 5, 2015, the Trust filed a motion for an order authorizing a three-year extension of the term of the Trust (the “Extension Motion”). On January 23, 2015, the Extension Motion was approved by the Bankruptcy Court, extending the Trust’s term for a period up to March 19, 2018. Administration of the Trust is not complete, with claims remaining to be reconciled and certain assets remaining to be collected. Accordingly, the Trust filed a request with the Internal Revenue Service and on November 21, 2017, the IRS notified the Trust that extension of the Trust’s term will not adversely affect the determination that the Trust is a liquidating trust and ruled that the term of the Trust may be extended up to an additional three years (i.e. through March 19, 2021). Thereupon, the Trust filed a corresponding motion with the Bankruptcy Court to extend the term of the Trust to such date. On December 20, 2017, and without objection of any party, the Bankruptcy Court approved the motion to extend the term of the Trust.

[1]	The Trust understands that Reorganized WMI changed its name to Mr. Cooper Group Inc. on or about October 9, 2018.

As successor-in-interest to WMI, the Trust bears the responsibility for reporting to the Bankruptcy Court. The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets. For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes. Valuation of assets requires management to make difficult estimates and judgments. Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results. Due to the inherently uncertain nature of estimates and underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported. Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the Trust files with the U.S. Securities and Exchange Commission, or “SEC,” under cover of Form 8-K), and in the Trust’s modified annual report on Form 10-K filed with the SEC for each fiscal year ending December 31.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report. However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement. In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains links to the Trust’s filings with the SEC and documents filed with the Bankruptcy Court, including the Plan and Disclosure Statement.

WMI Liquidating Trust

June 2019 Quarterly Summary Report - UNAUDITED

Schedule of Cash Receipts and Disbursements – Quarterly

	For the Quarter ended June 30, 2019
	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - March 31, 2019	$29,508,991	$—	$23,407	$164,440	$29,696,838
Receipts
Interest /Investment Income Received	171,651	—	725	—	172,376
Treasury Bill accretion	—	—	—	—	—
Sale / Monetization of Debtor’s assets	—	—	—	—	—
Collection of tax receivable	—	—	—	—	—
Proceeds from Litigation	—	—	—	—	—
Proceeds from run-off notes	—	—	—	—	—
Reimbursement for tax professional fees	—	—	—	—	—
Distribution from subsidiaries	—	—	—	—	—
Other receipts	40,512	—	—	—	40,512

Total Receipts	212,163	—	725	—	212,888

Transfers
Disallowance of disputed claims	24,132	—	(24,132)	—	—
Allowance of disputed claims	—	—	—	—	—
Allowance of unreserved claims	—	—	—	—	—
Distribution to disputed Liquidating Trust Interests	—	—	—	—	—
Claims disallowed for non-release	—	—	—	—	—
Release from litigation reserve	—	—	—	—	—
Other transfers	—	—	—	—	—

Total transfers	24,132	—	(24,132)	—	—

Disbursements/Payments
Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	—	—	—	—	—
Disbursements to newly released / allowed claims	—	—	—	6,673	6,673
Other disbursements to allowed claimants (taxes, releases, etc)	—	—	—	—	—
Disbursements made for bankruptcy expenses
For services prior to the effective date	—	—	—	—	—
For services after the effective date	1,376,608	—	—	—	1,376,608
Disbursements in ordinary course:
Salaries and benefits	315,591	—	—	—	315,591
Travel and other expenses	13,514	—	—	—	13,514
Occupancy and supplies	67,825	—	—	—	67,825
Other outside services	42,254	—	—	—	42,254
Other disbursements	300,325	—	—	—	300,325
Trust Advisory Board fees and expenses	140,038	—	—	—	140,038

Disbursements in ordinary course	879,547	—	—	—	879,547

Total Disbursements	2,256,155	—	—	6,673	2,262,828

Change in Short-term Investments
Maturity/(Purchase) of US. Gov’t Securities	—	—	—	—	—

Ending Cash and Cash Equivalants	27,489,131	—	—	157,767	27,646,898

Ending Short-Term Securities	14,982,823	—	—	—	14,982,823

Total Cash and Short-Term Securities	$42,471,954	$—	$—	$157,767	$42,629,721

WMI Liquidating Trust

June 2019 Quarterly Summary Report - UNAUDITED

Schedule of Cash Receipts and Disbursements – Cumulative

	From the Effective Date through June 30, 2019
	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	$53,738,857	$939,636,219
Receipts
Interest /Investment Income Received	1,033,168	—	1,252,165	10,158	2,295,491
Treasury Bill accretion	41,056	—	363,777	—	404,833
Sale / Monetization of Debtor’s assets	5,780,129	—	—	—	5,780,129
Collection of tax receivable	71,700,000	—	—	—	71,700,000
Proceeds from Litigation	26,649,429	—	—	—	26,649,429
Proceeds from run-off notes	53,865,340	—	1,648,734	—	55,514,074
Distribution from subsidiaries	3,876,211	—	—	—	3,876,211
Reimbursement for tax professional fees	1,542,967	—	—	—	1,542,967
Other receipts	7,147,182	—	12,632	904,509	8,064,323

Total Receipts	171,635,483	—	3,277,308	914,667	175,827,457

Transfers
Disallowance of disputed claims	719,597,611	—	(719,597,611)	—	—
Allowance of disputed claims	—	—	(62,541,655)	62,541,655	—
Allowance of unreserved claims	(150,528)	—	—	150,528	—
Distribution to disputed Liquidating Trust Interests	(52,008,679)	—	52,008,679	—	—
Claims disallowed for non-release	14,213,262	—	—	(14,213,262)	—
Release from litigation reserve	14,127,159	(14,127,159)	—	—	—
Other transfers	1,527,305	—	—	(1,527,305)	—

Total transfers	697,306,130	(14,127,159)	(730,130,587)	46,951,616	—

Disbursements/Payments
Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	813,674,190	—	—	(11,101,515)	802,572,675
Disbursements to newly released / allowed claims	—	—	—	101,028,553	101,028,553
Other disbursements to allowed claimants (taxes, releases, etc)	17,788	—	—	11,520,334	11,538,122
Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	—	—	—	49,874,229
For services after the effective date	78,906,725	5,872,842	—	—	84,779,567
Disbursements in ordinary course:
Salaries and benefits	14,086,689	—	—	—	14,086,689
Travel and other expenses	398,846	—	—	—	398,846
Occupancy and supplies	3,096,809	—	—	—	3,096,809
Other outside services	2,000,546	—	—	—	2,000,546
Other disbursements	1,182,299	—	18,989	—	1,201,288
D&O Insurance	662,245	—	—	—	662,245
Trust Advisory Board fees and expenses	3,063,978	—	—	—	3,063,978

Disbursements in ordinary course	24,491,410	—	18,989	—	24,510,399

Total Disbursements	966,964,342	5,872,842	18,989	101,447,372	1,074,303,545

Change in Short-term Investments
Maturity/(Purchase) of US. Gov’t Securities	(14,605,860)	—	1,092,626	—	(13,513,234)

Ending Cash and Cash Equivalants	27,489,131	—	—	157,767	27,646,898

Ending Short-Term Securities	14,982,823	—	—	—	14,982,823

Total Cash and Short-Term Securities	$42,471,954	$—	$—	$157,767	$42,629,721

WMI Liquidating Trust

June 2019 Quarterly Summary Report - UNAUDITED

Statements of Net Assets in Liquidation

(Liquidation Basis)

	6/30/2019	Effective Date
Assets:
Cash and short-term investments	$42,471,954	$140,117,720
Cash held in reserve for litigation costs	—	20,000,000
Cash and short-term investments - DCR	—	725,779,642
Other restricted cash	157,767	53,738,857

Total cash and and short-term securities	42,629,721	939,636,219

Global Settlement/Other taxes receivable	6,560,000	96,000,000
Runoff notes	—	127,851,091
Runoff notes held in reserve for disputed claims	—	1,232,742
Investment in subsidiaries	—	3,715,263
Prepaid expenses	315,743	948,080
Other assets	—	2,285,732

Total assets	$49,505,464	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$—	$94,112,477
Cash held for allowed claimants	157,767	53,471,976
Estimated costs to operate trust (See Note 2 for further information)	11,930,853	40,000,000
Accounts payable	—	6,123,945
Accrued wages and benefits	357,149	18,261
Other accrued liabilities	541,890	133,441
Accrued liabilities - DCR	—	—

Total liabilities	12,987,658	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	—	727,012,384
Net assets available to Liquidating Trust Interests	36,517,806	250,796,644

Total net assets	36,517,806	977,809,028

Total liabilities and net assets	$49,505,464	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust

June 2019 Quarterly Summary Report - UNAUDITED

Statement of Changes in Net Assets in Liquidation

(Liquidation Basis)

	Quarter Ended 06/30/2019	Cumulative to Date
Net assets, beginning:	$34,988,902	$977,809,028
Income
Interest / Investment income	264,343	37,209,495
Litigation Proceeds	—	28,514,199
Earnings / (Losses) from subsidiaries	—	160,949
Recovery of/(Additional) pre-effective expense	—	66,381,944
Other income / (Expense)	4,562	3,911,215

Total income	268,905	136,177,801

Expenses
Payroll and benefits	472,273	10,563,583
Occupancy and supplies	62,611	1,936,530
Professional fees & services	1,279,975	82,121,741
Other expenses	84,750	4,075,872

Total operating expenses	1,899,609	98,697,725
Change in reserve for costs to operate trust	(1,899,609)	(28,069,148)
Litigation expenses	—	5,875,843

Added / (Reduced) Expense	—	76,504,420

Changes in Market Value
Global Settlement Agreement Receivable	1,260,000	(17,740,000)

Total changes in market value	1,260,000	(17,740,000)

Other items
Allowed Claims	—	(62,541,601)
Disbursement to Liquidating Trust Interests - cash	—	(813,674,190)
Disbursement to Liquidating Trust Interests - runoff notes	—	(106,627,732)
Other disbursements	—	(381,080)

Total changes in Net Assets	1,528,905	(941,291,222)

Net assets, ending	$36,517,806	$36,517,806

The accompanying notes are an integral part of this unaudited financial statement.

NOTES TO FINANCIAL STATEMENTS

(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1: Establishing the Trust

The Plan provides for the creation of the Trust. On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full as part of the Initial Distribution made on or about March 23, 2012, or whose claim was disputed or otherwise unresolved. The Trust is and will continue to be responsible for liquidating, converting to cash, and distributing the Trust’s assets to the Trust’s beneficiaries. The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid claims against or equity interests in the Debtors (“Liquidating Trust Interests” or “LTIs”). The LTIs are not transferable except by will, intestate succession or operation of law. The outstanding balance for LTIs as of June 30, 2019 is zero. See also the “Rollforward of Liquidating Trust Interest” included in this report. See also Note 4.

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date have received or will receive LTIs for their unpaid Allowed Claims entitling them to distributions from or by the Trust in accordance with the subordination provisions of the Plan. If distributions from the Trust become available to creditors and former holders of equity securities issued by WMI who provided timely releases in accordance with the plan, and have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”). Holders of claims that have not been allowed did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims. Since the Effective Date, the DCR balances have changed due to the disallowance or allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes. A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation. See Note 4.

Note 2: Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with FASB Accounting Standards Codification (“ASC”) Topic 205-30 (“ASC 205-30”). Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in ASC 205-30 include:

•	Presentation of an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation.

•	An entity should recognize and measure its liabilities in accordance with U.S. GAAP that otherwise applies to those liabilities.

•

Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation. The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation. Such a report is inherently uncertain, as it is based on estimates and assumptions. The cash amounts actually received and paid could be materially different than the reported balances.

•

The entity is required to accrue and separately present the costs that it expects to incur, and the income that it expects to earn, during the expected duration of liquidation, including any costs associated with the sale or settlement of those assets and liabilities.

On the Effective Date, the Trust recorded a liability (the “Operating Reserve”)2 of $40.0 million to operate the Trust. Due to the passage of time and the complex nature of certain litigation and claims reconciliation, the actual and expected operating costs have increased over time. As part of the Trust’s annual budgeting process for the 2019 fiscal year (and consistent with its prior practice), management reevaluated the ongoing operations of the Trust, including costs and expenses that management expects will be needed to litigate the Trust’s objections to remaining unliquidated disputed claims, defend remaining appeals associated with prior claims settlements, monetize the Trust’s remaining assets and administer the Trust’s tax and reporting requirements. During the quarter ended June 30, 2019, the Trust incurred operating expenses of $1.9 million. Based on the approved budget and current operating conditions, management estimates total expenses for the remainder of the Trust’s term to be approximately $11.9 million. The Trust currently estimates total costs, from the Effective Date through the end of the Trust, to be $110.6 million.

Tranche 4 was paid in full on February 25, 2019. The next claimants to receive distributions, if any, will be claimants classified in Class 18 Subordinated Claims. The Trust is working to reconcile and resolve disputed and unliquidated subordinated claims; therefore, the Trust does not yet know the liquidated amounts of all subordinated claims. Relatedly, a distribution to Allowed Subordinated Claims is not yet possible. The Trust does not have predictable revenue-generating operations; therefore, in order to ensure that the Trust has adequate funds for potential cost increases due to, among other things, litigating disputed subordinated claims, the Trust is holding the funds that would otherwise be available for distribution, $29.7 million as of June 30, 2019, as a contingency reserve.

Note 3: Distributions to LTI Holders

The Plan and Liquidating Trust Agreement contemplate that the Trust will make distributions on at least a quarterly basis, subject to the availability of distributable cash and certain exceptions.

Future distributions, if any, will be made first to Class 18 Subordinated Claims, subject to the potential refiling of prior disputed claims (See Note 4). As of June 30, 2019, Allowed Subordinated Claims total $38.2 million, plus $8.8 million in post-petition interest. The resolution of Disputed Claims related to Class 18 Subordinated Claims could change the amount and priority of distributions. Therefore, such Disputed Claims must be addressed (i.e. allowed, disallowed or estimated) prior to issuing additional LTIs or making further cash distributions. As a result, no distribution will be made on August 1, 2019, the next regularly scheduled Distribution Date.

Note 4: Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, cash, LTIs, as well as any dividends, gains or income attributable in respect of any of the foregoing. The amounts retained are calculated as if each of the claims were an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii), and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections) and (B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes. Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all distributions from such reserve are taxable to the reserve as if sold at fair market value. Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original claim or equity interest of such recipient.

[2]	On the balance sheet, the item titled “Estimated cost to operate trust” is herein referred to as “the Operating Reserve.”

As of June 30, 2019, the Statement of Net Assets reflects a balance of $0 for DCR assets. On June 30, 2019, the DCR disallowed the remaining General Unsecured Claims. The remaining cash of $24,132 became available as unencumbered assets of the Trust.

As discussed in Note 2, value is available to Class 18 Subordinated Claims, subject to the final treatment of a claim that was removed from the registry due to a stipulation executed in May 2012. Per such stipulation, the claimants could refile their claim once value is available to Class 18 Subordinated Claims. It is unknown whether such claim will be refiled. Furthermore, there are additional disputed subordinated claims that were filed as unliquidated. Given these circumstances, funds are held at the Trust rather than the DCR. Once addressed, funds held in reserve may be placed in the DCR in accordance with the distribution mechanics set forth in the Plan.

The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust. Assets of the DCR will be made available to the LTI holders in accordance with distribution priorities set forth in the Plan as and when disputed claims become disallowed. For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve” included in this report.

Note 5: Global Settlement Agreement / Other Taxes Receivable

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC share in all future net tax refunds payable on account of consolidated federal income tax returns and on account of consolidated, combined, or unitary state returns filed by WMI and its subsidiaries (the “WMI Group”) for all tax years prior to 2009 on a 20% / 80% pro rata basis, respectively. On the Effective Date, there were two litigation actions pending with respect to claimed federal income tax refunds and there were several state tax refunds pending from certain states. An escrow account (the “Tax Refund Escrow”) was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement (“GSA”). Taking into account the results of tax litigation, and various other items including the close out of the Tax Refund Escrow account, the balance of $6.56 million represents management’s estimate of the activities remaining regarding other taxes receivable.

In prior years, WMI initiated several actions in the United States District Court of Western Washington at Seattle; the actions have been finalized with the court ultimately holding that WMI did not meet the burden of proof in determining the amount of refund to which it was entitled. In addition, WMI litigated a suit in the Court of Claims; the Court found that WMI did not meet the burden of proof as to the value of acquired intangibles. The value of these tax litigations is now $0 and no further action is anticipated.

The State of Washington owes the Trust approximately $3.4 million of Business & Occupancy (“B&O”) tax refunds relating to the 2004 and 2005 tax years. Furthermore, the Trust will pursue additional interest on the unpaid amount. Such taxes were paid by WMI individually and not paid by the WMI Group; therefore, such refunds are not subject to the allocation formula set forth in the GSA.

On May 23, 2019, the Tax Refund Escrow received a refund of approximately $4.7 million from the Internal Revenue Service resolving issues related to interest earned on prior refunds and litigations. The Trust is entitled to 20% of this refund, or $940,000. Taking this amount into account, as well as excess funds and interest earned in the Tax Escrow account, the Trust recorded an increase in market value of the tax receivable asset of $1.26 million.

As of June 30, 2019, the aggregate estimated value of the tax receivable asset is $6.56 million which reflects tax refunds collected to date on settled matters in addition to the B&O tax refund.

Note 6: Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests. A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date. The shares and any cash that may be distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust. The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow. The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above). All expenses of administering the Disputed Equity Escrow (other than taxes) are borne by the Trust. Costs incurred cumulative-to-date total $7,500.

During the quarter, the Trust resolved numerous matters associated with Disputed Equity. As of June 30, 2019, 128,857 shares of Reorganized WMI common stock and a de minimus amount of cash, remained in the Disputed Equity Escrow, of which 75,391 remain disputed. Once all remaining matters are finally resolved, the Trust will redistribute these shares. Such disputed matters all related to shares held on behalf of former holders of common stock. Therefore, any distribution of such common stock will be made to former holders of common stock who timely returned required documentation and can be traced using the so-called “escrow markers” that were established upon emergence for these purposes. After the final distribution of these shares of common stock, the Trust expects that no additional distributions of common stock will be available for distribution to former holders of common stock.

Note 7: Former Claimant Appeal

On March 22, 2019, a purported legacy shareholder of Washington Mutual, Inc., filed that certain First Omnibus Objection (Substantive) of Alice Griffin, Class 19 Interest Holder, to Claims (Nos. 3935 and 4045) Allowed Pursuant to a Stipulation Dated March 28, 2013 Between WMI Liquidating Trust and Morgan Stanley & Co., Incorporated, Credit Suisse Securities (USA) LLC, and Goldman Sachs & Co. on Behalf of Themselves and Certain Underwriters (the “Griffin Objection”). By way of background, in February 2011, the Bankruptcy Court approved a stipulation among the Trust and the underwriters of certain debt and preferred equity securities issued by WMI. Pursuant to such stipulation, the underwriter’s claims were subordinated and classified as a claim or equity interest against the estate, as the case may be. Subsequently, in 2013, the Trust entered into a settlement (the “UW Settlement”) with such underwriters, which, among other things, removed a $24 million claim which otherwise would have been senior in right of recovery to holders in Classes 19, 20 and 21 and designated such underwriters’ remaining claims as “allowed” claims. Consistent with powers granted to the Liquidating Trustee in the Liquidating Trust Agreement and Plan, the UW Settlement with the underwriters was not submitted to the Bankruptcy Court for approval. Relatedly, management, in consultation with counsel, determined that the terms of the UW Settlement were immaterial and did not trigger a Form 8-K disclosure; however, the UW Settlement and the principal terms thereof were disclosed by the Trust three days after the consummation thereof in the Trust’s Form 10-K for the period ended December 31, 2012.

Among other things, the Griffin Objection asked the Bankruptcy Court to disallow the underwriters’ Class 19 Claim in its [sic] entirety; and to declare the UW Settlement “invalid, null, and void”. On April 22, 2019, Bankruptcy Judge Walrath heard oral argument regarding the Griffin Objection and following such argument, the Bankruptcy Court denied the Griffin Objection, finding that the UW Settlement was entered into by the parties in good faith, constituted a valid and appropriate exercise by the Liquidating Trustee of his powers and was (and continues to be) a settlement that was in the best interests of the Trust and its beneficiaries. Relatedly, Bankruptcy Judge Walrath also ruled that in entering into the UW Settlement, none of the Trust, the Liquidating Trustee, the Trust’s management or the TAB had breached any fiduciary duties to the Trust’s beneficiaries, despite allegations by Ms. Griffin to the contrary. Ms. Griffin has appealed from the Bankruptcy Court decision to the Delaware District Court and the matter is currently being briefed by the parties.

WMI Liquidating Trust

June 2019 Quarterly Summary Report — UNAUDITED

Rollforward of Liquidating Trust Interests

	Beginning - 04/01/19	Post Effective Accretion	Allowed	Disallowed	Disbursement	Other	Ending - 06/30/19
LTI balances — Allowed Claims
Subordinated Claims (Tranche 5) (1) (As of 6/30/19, allowed claims, including post petition interest = $47.0 million)	—	—	—	—	—	TBD	TBD
LTI balances — Disputed Claims
Subordinated Claims (Tranche 5) (1)	—	—	—	—	—	TBD	TBD

TOTAL LTI Balances	$—	$—	$—	$—	$—	$—	$—

NOTES

1)

After Tranche 4 was paid in full on February 25, 2019, holders of allowed subordinated claims became the next claimholders in line to receive distributions. However, Liquidating Trust Interests cannot be distributed until the Trust has addressed disputed subordinated claims (ie alllowed, disallowed, or estimated).

WMI Liquidating Trust

Next Dollar Analysis - LTI Balance as of June 30, 2019

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient
Not yet determined (1) (As of 6/30/19, allowed claims, including post petition interest = $47.0 million)	Holders of Subordinated Claims (Class 18) — Tranche 5	Allowed / Disputed	100.0%

NOTES:

(1)	A former claimant has rights to refile its claim. If filed, the amount and classification of the filing is unknown and could also affect the total dollars and next dollar percentage.

WMI Liquidating Trust

June 2019 Quarterly Summary Report - UNAUDITED

Rollforward of Disputed Claims Reserve

	Disputed Assets (1)	LTI (2)
Beginning Balance - 03/31/2019	$23,407	$—
Post-effective Accretion on LTI portion	—	—
Net Cash Interest Earned on Disputed Assets	725	—
Cash Distribution to Disputed LTIs	—	—
Less: Allowed Claims	—	—
Less: Disallowed Claims	(24,132)	—
Add: Disputed Claims – Subordinated Claims (3)	TBD	TBD

Ending Balance - 06/30/2019	$—	$—

NOTES:

1)	“Disputed Assets” includes cash held for the benefit of disputed claims.
2)	The distribution on February 25, 2019 paid Tranche 4 LTIs in full.
3)

The balance in the DCR may increase if certain claimants file additional claims or once dollar amounts of existing disputed subordinated claims have been determined. When determined, the Trust will transfer funds back into the DCR, as appropriate.